EXHIBIT 10-G.1


September 7, 1999


Solomon D. Trujillo
Chief Executive Officer and President
U S WEST, Inc.
1801 California Street, Suite 5200
Denver, CO 80202


 Dear Sol:

     In light of the expected merger (the "Merger") of U S WEST, Inc.("Company") and Qwest Communications International Inc. ("Qwest"), the Human Resources
Committee (the "Committee") and the Board of Directors of the Company (the "Board") have concluded that it is in the best interests of the Company and its stockholders to modify the terms of your current change of control agreement, dated as of June 22, 1998 (the "Control Agreement"). The Committee and the Board intend the modifications in this agreement (the "Retention Agreement") to provide incentives to you to remain with the Company through the completion of the Merger and to assume a key executive position at the post-merger company (the "Merger Successor"). The Committee and the Board further intend that this Retention Agreement be part of the retention and stay bonus program to which the Company and Qwest agreed in their Merger agreement.

     The Committee and the Board believe that the employment market for experienced senior executives in the telecommunications industry is extremely strong and that the Company is at some risk that you may react to the uncertain times by leaving for a competitor before the Merger.

     In addition, the Committee and the Board recognize that the current Control Agreement and your other compensation arrangements may provide you with insufficient incentives to remain during the pre-Merger period and with the Merger Successor, particularly since the Company's many competitors could compensate you for leaving and foregoing the benefits under the Control Agreement. This Retention Agreement is intended to improve the likelihood that you will remain with the Company Group (as defined below) by providing incentives to remain with the Company Group. In exchange for this new arrangement, you are agreeing at this time to use arbitration to settle any disputes under the Control Agreement or this agreement, rather than retain your current ability under the Control Agreement to choose whether the parties will use arbitration. You are also agreeing at this time to assume an obligation not to compete as defined in this Retention Agreement with the Company Group for a minimum period of eighteen (18) months following your separation from employment for any reason. The Company and you are agreeing to modify your obligation not to compete by shortening the period in certain situations where the parties agree that 18 months of noncompetition provides satisfactory protection for the Company's interests and by imposing a new 18 month obligation under what the parties agree are important additional circumstances, with the result that you will be subject to a noncompete for 18 months if your employment ends for any reason, without regard to whether you receive any payments under this or the Control Agreement. You also agree and understand that you will not receive the benefits under this Retention Agreement if you voluntarily leave employment before the Merger is completed or within two years following completion of the Merger except as specifically set forth below.

     This Retention Agreement is intended to address these issues for the benefit of the Company and its stockholders. It does not supersede the Control Agreement, except as specifically indicated below. Any undefined capitalized terms take their definitions from the Control Agreement.

Term of Agreement
                    This Retention Agreement will begin as of August 31, 1999, and continue in effect until August 31, 2003. It will cease to apply if the Company and Qwest cease efforts to complete the Merger but will again apply if those parties resume such efforts before December 31, 2000. Termination or expiration of this Retention Agreement does not affect any rights, obligations, or liabilities of the Company or you that have accrued on or before the date the Retention Agreement terminates or expires.

Stock Options
                    Pursuant to the U S WEST, Inc. 1998 Stock Plan, as amended, (the "Plan"), the Committee and the Board have approved the grant to you of an option to purchase three million shares of common stock, par value $.01, as a matter of separate inducement in connection with your engagement with the Company or the Merger Successor and as partial consideration for the Retention Agreement, and not in lieu of salary or other compensation for your services. The options shall not be treated as an incentive stock option under the Internal Revenue Code of 1986, as amended.

Timing of Stock
Option Grant
                    You will receive the options described above as follows: As of August 6, 1999, you will receive an option to purchase one million (1,000,000) shares of common stock, par value $.01, pursuant to the terms of the Stock Option Agreement substantially in the form of Attachment A hereto ("Initial Grant"). As of January 3, 2000, you will receive an option to purchase an additional two million (2,000,000) shares of common stock, par value $.01, pursuant to the terms of the Stock Option Agreement substantially in the form of Attachment A hereto ("Subsequent Grant") (The Initial Grant and the Subsequent Grant will be collectively referred to as the "Stock Option Grant"). All options awarded pursuant to this Retention Agreement shall become Vested (as defined in the Plan) in one-quarter increments upon each of the first four (4) anniversaries following the date of the Initial Grant. The Stock Option Grant is not subject to forfeiture as a result of or otherwise impacted by the completion of the Merger. The exercise price of the Initial Grant shall be the closing price of U S WEST stock as of August 6, 1999. The exercise price of the Subsequent Grant shall be the closing price of U S WEST stock on January 3, 2000.

Restricted Stock
Grant

                    The Company will award you three hundred thousand (300,000) shares of common stock of the Company in the form of restricted stock with a date of grant of August 6, 1999, but conditioned on completion of the Merger ("Restricted Stock Grant"). If, but only if, the Merger is completed, fifty percent of the shares granted pursuant to the Restricted Stock Grant will cease to be restricted and thus nonforfeitable by you if you remain employed by the Merger Successor or a Subsidiary on the second anniversary of the date of grant. If, but only if, the Merger is completed, the remaining fifty percent of the Restricted Stock Grant will cease to be restricted and thus nonforfeitable in equal increments on the third and fourth anniversaries of the date of grant. The Restricted Stock Grant will be reflected in a standard restricted stock agreement substantially in the form of Attachment B hereto.

Loss of Payments
                    You agree that you will forfeit any right to any unvested portion of this Restricted Stock Grant and any unvested portion of this Stock Option Grant if (i) the Company or the Merger Successor or another member of the Company Group, as appropriate, terminates your employment for Cause (as defined in Section I(h) of the Control Agreement), (ii) you voluntarily resign with or without Good Reason before completion of the Merger, (iii) or you resign for any reason other than an Involuntary Termination (as defined below) prior to the second anniversary of the date of completion of the Merger.

Discharge without
Cause
                    If the Company or the Merger Successor provide you with notice of termination of your employment without Cause (as defined in Section I.(h) of the Control Agreement) following completion of the Merger, all unvested stock options under the Stock Option Grant will continue to vest and the restrictions attached to the Restricted Stock Grant will lapse over time pursuant to the terms of the Restricted Stock Agreement as if your employment had continued for the full restricted period. You will have five (5) years from the date of termination to exercise all options described herein, and any other outstanding options, once such options have vested, but not to exceed the term of the option. If you receive payments set forth in this Retention Agreement as a result of a Discharge without Cause or an Involuntary Termination, you will not receive any additional severance payments under any other severance agreement.

Involuntary
Termination
                    You will be entitled to the following upon Involuntary Termination of your employment: all unvested stock options under the Stock Option Grant will continue to vest pursuant to the terms of the Stock Option Agreement as if your employment had continued for the full vesting period and the restrictions attached to the Restricted Stock Grant will lapse over time pursuant to the terms of the Restricted Stock Agreement as if your employment had continued for the full restricted period. You will have five (5) years from the date of termination to exercise all options described herein, and any other outstanding options once such options have vested, but not to exceed the term of the option. You will continue to receive the same level of use and access to corporate aircraft as that currently provided. For purposes of this Retention Agreement, Involuntary Termination means your employment with the Company Group ends as a result of:
                    (1) your resignation after any reduction in the level of your annual cash compensation, bonus opportunity, long term incentive plan value, perquisites (including, but in no way limited to, country club and health club memberships) and benefits as of the date of execution of this Retention Agreement (other than any benefits relating to the Change of Control, such as the Control Agreement the Retention Agreement or other severance agreement), including, but not limited to, any reduction in your current level of use and access to corporate aircraft (other than by your own choice) in all respects similar to that currently provided; (2) your resignation after the assignment to you of any duties materially inconsistent with the status, title and duties attributed to you in the Merger Agreement within two (2) years following completion of the Merger; (3) following the second anniversary of completion of the Merger, your resignation for any reason unless you have obtained and then hold the title and responsibilities of highest employee executive position of the Merger Successor or termination of your employment other than for Cause. Good Reason as defined in Section I.(r.) of the Control Agreement is not applicable for purposes of determining whether you have had an Involuntary Termination under this Retention Agreement. In the event that you elect to invoke your right to receive benefits under this Retention Agreement as a result of an Involuntary Termination, you agree to provide Notice of Termination and to allow the Company or the Merger Successor thirty (30) days to cure the conduct that would otherwise give rise to such Involuntary Termination.

Gross-up Payments
                    At the time any portion of the Restricted Stock Grant shall become unrestricted and nonforfeitable, the Company or the Merger Successor shall pay you an additional amount such that the net amount retained by you with respect to the Restricted Stock Grant, after deduction of any federal, state and local income and employment tax and any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any other federal, state or local excise tax (any such excise or other tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax") and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the total present value of the Restricted Stock Grant at the time the shares become unrestricted and nonforfeitable (the "Gross-Up Payment(s)"). The intent of the parties is that you need not sell this stock to satisfy any tax or other obligations. The Company or the Merger Successor shall be responsible in full for, and shall pay, any Gross-Up Payment(s) and any and all income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment(s) and shall bear any loss of deduction caused by or related to the Gross-Up Payment(s). The amount of the Gross-Up Payment(s) on the Restricted Stock and the lesser of the value of 100,000 shares of the Restricted Stock Grant or the vested portion of the Restricted Stock Grant will be deducted from the amount of benefits to which you may otherwise be entitled pursuant to under Sections IV(a) and IV(b) of the Control Agreement or any other severance agreement to which you may be a party and you specifically agree that this waiver overrides any contrary language in the No Mitigation provision of Section IV(g) of the Control Agreement. Nothing in this Retention Agreement waives any rights you may have under the Control Agreement to receive Gross-Up Payment(s) under Section IV(e) of the Control Agreement, provided that you shall not be entitled to gross-up for taxes under both agreements with respect to the same taxes or other obligations.

Legal Fees and
Expenses
                    The Company or the Merger Successor will pay your reasonable legal fees and expenses with regard to this Retention Agreement as though it were expressly described in Section IV(f.) of the Control Agreement.

Non-compete
                    The Company and you agree that your non-compete obligation under Section VII of the Control Agreement currently applies only if you have a "Termination" as defined in Section III(a) of the Control Agreement and thus does not apply if you leave employment voluntarily without Good Reason more than 90 days after a Change of Control or if you are terminated for Cause. You further agree that this Non-compete Agreement supercedes the non-compete provision of Section VII of the Control Agreement unless this Retention Agreement is terminated because the Company and Qwest cease efforts to complete the Merger as set forth in the Term of Agreement section of this Retention Agreement.

                    You agree that, for a period of 18 months following your termination of employment with the Company or the Merger Successor, for any reason, whether voluntary or involuntary, you will not engage, directly or indirectly, whether as a principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner, or other investor (other than an investment of not more than (i) two percent of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) two percent of the ownership interest of any limited partnership or other entity) or otherwise, within the United States of America, in any business that is competitive (a "Competing Business") with the "Company Group" (consisting of the entities defined as the Controlled Group under the Control Agreement, the Merger Successor, and any successors of any of those entities) on the date of your termination or within the following 18 months; solicit or entice or endeavor to solicit or entice away from the Company Group, any person who was an officer, employee, or sales representative of the Company Group, whether or not such person would commit a breach of his or her contract of employment by reason of leaving service with those employers employ, directly or indirectly, any person who was an officer, employee, or sales representative of the Company Group or who by reason of such position at any time is or may likely be in possession of any confidential information or trade secrets relating to the business or products of the Company Group; or solicit or entice or endeavor to solicit or entice away from the Company Group any customer or prospective customer of the Company Group either for your own account or for any individual, firm, corporation, or other entity.

                    You may submit a written request to the Board to reduce the 18 month term of this noncompetition obligation. The Board, by majority vote, may grant the request, with or without modification, or deny the request, in its sole and exclusive discretion.

                    "Competing Business" includes but is not limited to first-tier long distance companies (such as MCI WorldCom, Inc., Sprint Communications Company, L.P., and AT&T), local exchange companies (such as the traditional RBOCs, GTE, and independent local phone companies), new age retail communications companies (such as Level 3 Communications, Inc., Qwest, Global Crossing Ltd.), and new age alternative access (such as WinStar Communications, Inc., Covad Communications Company, and Rhythms NetConnections Inc., and other competitive local exchange providers and digital local connections), and internet backbone providers, but specifically excluding companies whose primary business is manufacturing, including manufacturers and developers of computers and computer equipment. Examples listed above illustrate current competitors and are representative but do not limit the scope of any of the terms.

Incorporation by
Reference
                    The following provisions of the Control Agreement will apply to this Retention Agreement as though the provisions specifically referred to this agreement: Sections VI (Successors; Binding Agreement); VIII (Notice); and, except as set forth below, Sections IX (Miscellaneous) and XI (Arbitration). The last two sentences of Miscellaneous would instead read as follows for this Retention Agreement: "The obligations of the Company under the Retention Benefits section survive the expiration of the term of this Retention Agreement, as do your obligations to comply with the Arbitration section and with the Non-Compete section for the period it specifies."

Arbitration
                    You agree that the arbitration provisions of Section XI of the Control Agreement will apply to all disputes referenced in that section or that arise under or with respect to this Retention Agreement. You further agree that this Retention Agreement serves as your required written agreement to arbitrate such matters. You therefore agree that Section XI of the Control Agreement will apply without the need for any further agreement by you.

     If you accept the terms of this Agreement, please sign in the space indicated below. We encourage you to consult with any advisors you choose.

                                 U S WEST, INC.

                                 /S/ FRANK POPOFF
                                 -----------------------------------------
                                 Chairman, Human Resources Committee of
                                 the Board of Directors, for the Committee
                                 and the Board


Accepted and agreed to:

/S/ SOLOMON D. TRUJILLO
---------------------------------
         Solomon D. Trujillo


---------------------------------
         Date